Exhibit (10):  Consents of Independent Auditors



INDEPENDENT AUDITORS CONSENT


We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-51051 of United of Omaha Separate Account C of our report dated March 31, 2000 on the financial statements of United of Omaha Separate Account C and our report dated February 11, 2000 on the financial statements of United of Omaha Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Financial Statements" in such Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
April 26, 2000